EXHIBIT 4.43
Private & confidential
Dated: 9th May, 2011
FBB-FIRST BUSINESS BANK S.A.
(as lender)
- and -
GRAND SPARTOUNTA INC.
(as Borrower)
- and -
NEWLEAD HOLDINGS LTD. and
NEWLEAD PROSPERITY INC.
(as Corporate Guarantors)
- and -
NEWLEAD BULKERS S.A.
(as Manager)
- and -
NEWLEAD BULKER HOLDINGS INC.
(as Pledgor)

SECOND SUPPLEMENTAL AGREEMENT
in relation to a Loan Agreement
dated 2nd July, 2010
for a loan facility of up to US$24,150,000

Theo V. Sioufas & Co.
Law Offices
Piraeus

THIS AGREEMENT is made this 9th day of May, 2011
B E T W E E N
(1)	FBB-FIRST BUSINESS BANK S.A., a bank incorporated in the Republic of Greece with its head office at 91 Michalakopoulou Street, 11528 Athens, Greece, acting through its office at 62, Notara and Sotiros Dios streets, 185 35 Piraeus, Greece (the “Bank” which expression shall include its successors and assigns);
(2)	GRAND SPARTOUNTA INC., a company incorporated in the Republic of The Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the “Borrower”, which expression shall include its successors);
(3)	NEWLEAD HOLDINGS LTD., a company duly incorporated under the laws of Bermuda whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda, which is listed and trading in the NASDAQ Stock Exchange, New York (hereinafter called the “Newlead Corporate Guarantor”, which expressions shall include its successors in title);
(4)	NEWLEAD PROSPERITY INC., a company organised and existing under the laws of the Republic of The Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Collateral Corporate Guarantor”, which expression shall include its successors and together with the Newlead Corporate Guarantor hereinafter together called the “Corporate Guarantors” and “Corporate Guarantor” either of them);
(5)	NEWLEAD BULKERS S.A., a company duly incorporated under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia and an office established in Greece (83 Akti Miaouli and Flessa Street, GR 185.38 Piraeus) pursuant to the Greek laws 89/67, 378/68, 27/75 and 814/79 (the “Manager”, which expression shall include its successors in title); and
(6)	NEWLEAD BULKER HOLDINGS INC., a company incorporated in the Republic of The Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Pledgor” which expression shall include its successors)
AND IS SUPPLEMENTAL to a loan agreement dated 2nd July, 2010 made between (1) the Bank, as lender and (2) the Borrower, as borrower, as amended and/or supplemented by a First Supplemental Agreement thereto dated 15th October, 2010 and made between (inter alios) the Bank, the Borrower and the Newlead Corporate Guarantor (the “Principal Agreement”), on the terms and conditions of which the Bank has advanced to the Borrower a secured loan facility of up to Twenty four million one hundred fifty thousand United States Dollars (US$24,150,000) (the “Loan”) for the purposes therein specified (the Principal Agreement as hereby amended and as the same may hereinafter be further amended and/or supplemented is hereinafter called the “Loan Agreement”).

W H E R E A S :
(A)	the Borrower, the Corporate Guarantors, the Pledgor and the Manager hereby jointly and severally acknowledge and confirm that:
(a)	the Bank has advanced to the Borrower the full amount of the Loan in the principal amount of Twenty four million one hundred fifty thousand United States Dollars (US$24,150,000) in one advance; and

(b)	as the date hereof the amount of twenty one million seven hundred fifty thousand United States Dollars (US$21,750,000) remains outstanding;
(B)	pursuant to a Corporate Guarantee dated 16th July, 2010 and granted by the Newlead Corporate Guarantor as amended and/or supplemented by a Guarantee Supplement and Amendment dated 15th October 2010 (the “Newlead Corporate Guarantee”) the Newlead Corporate Guarantor irrevocably and unconditionally guaranteed the due and timely repayment of the Loan and interest and default interest accrued thereon and the performance of all the obligations of the Borrower under the Principal Agreement and the Security Documents executed in accordance thereto; and
(C)	The Borrower and (inter alia) Newlead Corporate Guarantor have requested the Bank to consent to:
(a)	the amendment of the shareholders structure of the Borrower by adding the Pledgor, a corporation directly and fully-owned by the Newlead Corporate Guarantor, which in turn will be the sole shareholder of the Borrower;

(b)	the transfer by the Newlead Corporate Guarantor to the Pledgor of all its right, title and interest in the authorised and issued share capital of the Borrower;

(c)	the amendment of Clauses 5.1 (h), 5.2 (j), 5.3(a)(i), 5.3(b) and 5.3(d)(i) as provided in the Newlead Guarantee Supplement and Amendment No. 2 (as hereinafter defined);

(d)	the waiver to the covenants of the Borrower under Clause 8.2 (a) of the Principal Agreement for the period starting from the date hereof until the 31st December, 2012;
and the Bank has agreed so to do against:
(aa)	an increase in loan margin to four per cent (4%) per annum for the whole Security Period;

(bb)	the Collateral Corporate Guarantor executing and delivering in favour of the Bank an irrevocable and unconditional Guarantee (the “Collateral Corporate Guarantee”) in security of all the obligations of the Borrower under the Principal Agreement and the Security Documents and, in security of Collateral Corporate Guarantor’s obligations under the Collateral Guarantee, the Collateral Corporate Guarantor will sign, execute and deliver and, where appropriate, register in favour of the Bank (inter alia):
(i)	a second preferred Liberian ship mortgage (hereinafter referred to as the “Collateral Mortgage”) on the Collateral Vessel (as hereinafter defined);

(ii)	a second priority General Assignment (the “Collateral General Assignment”) of the Earnings, Insurances and Requisition Compensation in respect of the Collateral Vessel in favour of the Bank;

(iii)	a second priority Account Pledge Agreement to be entered into between the Collateral Owner and the Bank for the creation of a second priority pledge over the Collateral Guarantor Earnings Account (as hereinafter defined) (the “Collateral Account Pledge Agreement”); and

(iv)	a letter of undertaking and subordination (the “Collateral Manager’s Undertaking”) executed by the Manager whereby the Manager shall (inter alia) subordinate any and all claims it may have against the Collateral Corporate Guarantor and/or the Collateral Vessel to the claims of the Bank hereunder and the Security Documents, all in form and substance satisfactory to the Bank as well as all notices and other documents relevant to such Collateral Mortgage, Collateral Account Pledge Agreement, Collateral Manager’s Undertaking and Collateral General Assignment, all in form and substance satisfactory to the Bank; and

(cc)	the amendment of the Principal Agreement in the manner set forth herein
NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions

1.1	Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Agreement.

1.2	In addition, in this Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Additional Security Documents” means the Collateral Corporate Guarantee, the Collateral General Assignment, the Collateral Account Pledge Agreement, the Collateral Manager’s Undertaking, the Collateral Mortgage, the Shares Pledge Agreement, the Spartounta Mortgage Amendment No. 1 and the Newlead Guarantee Supplement and Amendment No. 2;

“Effective Date” means the date hereof (or such later date as the Bank may agree) upon which all the conditions contained in Clause 4 shall have been satisfied and this Agreement shall become effective;

“Collateral Corporate Guarantee” means a guarantee and/or indemnity given or, as the context may require, to be given by the Collateral Corporate Guarantor in form and substance satisfactory to the Bank as security for the Outstanding Indebtedness and any and all other obligations of the Borrower under the Loan Agreement;

“Collateral General Assignment” means in relation to the Collateral Vessel, the second priority deed of Assignment of the Earnings, Insurances and Requisition Compensation (as such terms are therein defined) to be executed by the Collateral Corporate Guarantor in favour of the Bank, in form and substance as the Bank shall require as the same may from time to time be supplemented and/or amended;

“Collateral Mortgage” means the second preferred Liberian Islands ship mortgage on the Collateral Vessel executed or (as the context may require) to be executed by the Collateral Corporate Guarantor in favour of the Bank in form satisfactory to the Bank;

“Collateral Account Pledge Agreement” means an agreement to be entered into between the Collateral Corporate Guarantor and the Bank for the creation of a second priority pledge over the Collateral Guarantor Earnings Account in favour of the Bank, in form and substance as the Bank may approve or require as the same may from time to time be amended and/or supplemented;

“Collateral Earnings Account” means the interest bearing account opened or, as the context may require to be opened with the Bank at the Lending Branch in the name of the Collateral Corporate Guarantor or such other account with any other branch or any other bank, as may be required by and at the discretion of the Bank, to which (inter alia) all Earnings of the Collateral Vessel are to be paid in accordance with the provisions of the Prosperity Loan Agreement and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Earnings Account in relation to such Vessel for the purposes of the Prosperity Loan Agreement;

“Collateral Manager’s Undertaking” means a letter of undertaking and subordination executed by the Manager whereby the Manager shall (inter alia) subordinate any and all claims it may have against the Collateral Corporate Guarantor and/or the Collateral Vessel to the claims of the Bank hereunder and the Security Documents,

“Collateral Vessel” means the bulk carrier “NEWLEAD PROSPERITY”, built by Tianjin Xingang Shipbuilding Heavy Industries Co., Ltd. in China in 2003 and which upon delivery to the Collateral Corporate Guarantor shall be lawfully registered under the laws and flag of the Republic of Liberia in the ownership of the Corporate Guarantor r and propelled by one oil internal combustion engine of 7,650 KW together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel;

“Loan Agreement” means the Principal Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented;

“Newlead Guarantee Supplement and Amendment No. 2 “ means the Supplement and Amendment No. 2 to the Newlead Corporate Guarantee, to be executed by the Newlead Corporate Guarantor, in form acceptable to the Bank;

“Prosperity Loan Agreement” means the Loan Agreement entered or to be entered into (A) the Collateral Corporate Guarantor, as borrower and (B) the Bank, as lender in relation to a loan facility of up to $12,000,000;

“Shares Pledge Agreement” in relation to the Borrower means the pledge agreement to be executed by the Pledgor in favour of the Bank, whereby the Pledgor shall pledge all the authorised and issued share capital of the Borrower, in form satisfactory to the Bank; and

“Spartounta Mortgage Amendment No. 1” means the Amendment No. 1 to the first preferred Liberian Naval mortgage registered over the Liberian flag m/v “NEWLEAD SPARTOUNTA” owned by the Borrower in favour of the Bank, whereby the said first mortgage shall be amended, executed or (as the context may require) to be executed by the Borrower in favour of the Bank in form satisfactory to the Bank;

1.3	In this Agreement:
(a)	Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations;

(b)	clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement;

(c)	references to Clauses are to clauses of this Agreement save as may be otherwise expressly provided in this Agreement; and

(d)	all capitalised terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Principal Agreement.
2.	Representations and warranties

2.1	The Borrower, the Corporate Guarantors, the Pledgor and the Manager hereby jointly and severally represent and warrant to the Bank as at the date hereof that the representations and warranties set forth in the Principal Agreement and the Security Documents (updated mutatis mutandis to the date of this Agreement) are (and will be on the Effective Date) true and correct as if all references therein to “this Agreement”

were references to the Principal Agreement as amended and supplemented by this Agreement.

2.2	In addition to the above the Borrower, the Manager, the Pledgor and the Corporate Guarantors hereby jointly and severally represent and warrant to the Bank as at the date of this Agreement that:
a.	each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement, this Agreement and the Additional security Documents and has complied with all statutory and other requirements relative to its business;

b.	all necessary licences, consents and authorities, governmental or otherwise under this Agreement and the Principal Agreement, this Agreement and the Additional Security Documents have been obtained and, as of the date of this Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Agreement and the Additional Security Documents or otherwise perform its obligations hereunder;

c.	this Agreement constitutes and each of the Additional Security Documents on the execution thereof will constitute the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

d.	the execution and delivery of, and the performance of the provisions of this Agreement and the Additional Security Documents do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

e.	no action, suit or proceeding is pending or threatened against any of the Borrower, the Manager, the Pledgor and the Corporate Guarantors or their respective assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of the Borrower, the Manager, the Pledgor or the Corporate Guarantors;

f.	none of the Borrower, the Pledgor, the Manager and the Corporate Guarantors is and at the Effective Date will be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation; and

g.	the Collateral Vessel on the Effective Date will be:

(i)	in the absolute and free from Encumbrances (other than in favour of the Bank) ownership of the owner thereof who will on and after her delivery be the sole legal and beneficial owner of such Vessel;

(ii)	registered in the name of the owner thereof through the Ships Registry of Monrovia under the laws and flag of Liberia;

(iii)	operationally seaworthy and in every way fit for service;

(iv)	classed with a Classification Society member of IACS, which has been approved by the Bank in writing and such classification is and will be free of all requirements and recommendations of such Classification Society;

(v)	insured in accordance with the provisions of the Prosperity Loan Agreement and the relevant Mortgage; and

(vi)	managed by the Manager;
2.3	The representations and warranties of the Borrower, the Manager, the Pledgor and the Corporate Guarantors in this Agreement shall survive the execution of this Agreement and shall be deemed to be repeated at the commencement of each Interest Period.

3.	Agreement of the Bank

3.1	The Bank, relying upon each of the representations and warranties set out in Clause 2 hereby agrees with the Borrower, subject to and upon the terms and conditions of this Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4, to consent to:
a.	the amendment of the shareholders structure of the Borrower by adding the Pledgor, a corporation directly and fully-owned by the Newlead Corporate Guarantor, which in turn will be the sole shareholder of the Borrower;

b.	the transfer by the Newlead Corporate Guarantor to the Pledgor of all its right, title and interest in the authorised and issued share capital of the Borrower; and

c.	the amendment of Clauses 5.1 (h), 5.2 (j), 5.3(a)(i), 5.3(b) and 5.3(d)(i) as provided in the Newlead Guarantee Supplement and Amendment No. 2 executed or to be executed on the date hereof by the Newlead Corporate Guarantor;

d.	the waiver to the covenants of the Borrower under Clause 8.2 (a) of the Principal Agreement for the period starting from the date hereof until the 31st December, 2012; and

e.	the amendment of the Principal Agreement as set out in Clause 5 hereof.

4.	Conditions

4.1	The agreement of the Bank contained in Clause 3.1 shall be expressly subject to the fulfilment of the conditions set out in this Clause and further subject to the condition that the Bank shall have received on or before the Effective Date in form and substance satisfactory to the Bank and its legal advisers:
(a)	a duly certified true copy of the Articles of Incorporation and By-Laws or the Memorandum and Articles of Association, or of any other constitutional documents, as the case may be, of the Pledgor and the Collateral Corporate Guarantor;

(b)	a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of the Borrower and the other corporate Security Parties;

(c)	certified and duly legalised copies of resolutions passed at separate meetings of the Directors and the shareholders of the Pledgor and the Collateral Corporate Guarantor (and of any corporate shareholder thereof) evidencing approval of this Agreement and of such of the Additional Security Documents to which is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Bank;

(d)	the original of any power(s) of attorney issued in favour of any person executing this Agreement or any of the Additional Security Documents on behalf of the Pledgor and the Collateral Corporate Guarantor;

(e)	a recent certificate of incumbency of the Pledgor and the Collateral Corporate Guarantor signed by the secretary or a director thereof, stating the officers and the directors and the shareholders of each of them;

(f)	all documents evidencing any other necessary action or approvals or consents with respect to this Agreement and the Additional Security Documents;

(g)	such favourable legal opinions from lawyers acceptable to the Bank and its legal advisors on such matters concerning the laws of Liberia or Marshall Islands and such other relevant jurisdiction as the Bank shall require;

(h)	evidence that the Collateral Vessel is on her delivery to the Collateral Corporate Guarantor:
(aa)	in the absolute and free from Encumbrances (save those in favour of the Bank) ownership of the Collateral Corporate Guarantor who is the sole legal and beneficial owner of the Vessel;

(bb)	registered in the name of the Collateral Corporate Guarantor at the port of Monrovia under the laws and flag of Liberia;

(cc)	operationally seaworthy and in every way fit for service;

(dd)	insured in accordance with the provisions of the Prosperity Loan Agreement and the relevant Mortgage;

(ff)	managed by the Approved Manager; and

(gg)	in full compliance with the ISM Code and the ISPS Code.
(i)	each of the Additional Security Documents duly executed by the respective parties thereto and, where appropriate, duly registered in favour of the Bank;

(j)	evidence satisfactory to the Bank that the Collateral Mortgage has been duly registered on the Collateral Vessel as a second preferred Liberian ship Mortgage in favour of the Bank in accordance with the laws of Liberia;

(k)	all necessary confirmation by the Collateral Vessel’s insurers that they will issue their letters of undertaking and endorse notices of assignment and loss payable clauses on the insurances, satisfactory to the Bank in its sole discretion;

(l)	payment of any and all fees payable by the Borrower in accordance with Clause 9. hereof;

(m)	certificates of Incumbency issued by the appropriate officer of each of the Borrower, the Newlead Corporate Guarantor and the Manager confirming that:
(i)	the Minutes of the Meeting of the Board of Directors duly convened and held on 2nd day of July, 2010 by all the members of the Board of Directors of the Borrower and Minutes of the Extraordinary Meeting of the Shareholders of the Borrower duly convened and held on 2nd day of July, 2010 at 18:30,

(ii)	the written resolutions adopted on 2nd day of July, 2010 by all the members of the Board of Directors of the Newlead Corporate Guarantor and

(iii)	the Minutes of the Meeting of the Board of Directors of the Manager duly convened and held on 2nd day of July, 2010, remain in full force as of the date hereof and have not been amended or rescinded and that the any power of attorney issued by each corporate Security Party on 2nd July, 2010 authorising appropriate officers or attorneys to (inter alia) sign, execute and deliver any supplementary and/or amendatory agreement of the Principal Agreement or other evidence of such approvals and authorisations as shall be acceptable to the Bank; and

(n)	any and all other documents evidencing the transfer by the Newlead Corporate Guarantor to the Pledgor of all its right, title and interest in the authorised and issued share capital of the Borrower;

(o)	the original share certificates of the Borrower issued in the name of the Pledgor;

(p)	if the Bank so requires, a report signed by an independent firm of marine insurance brokers appointed by the Bank at the expense of the Corporate Guarantor confirming the adequacy of the Insurances maintained on the Collateral Vessel;

(q)	certified true copy of the Management Agreement in respect of the Collateral Vessel;

(r)	evidence from the Classification Society of the Collateral Vessel that such Vessel is classed with the Classification with the Classification Society, and remains free from any requirements or recommendations affecting her class;

(s)	evidence that the trading certificates of the Collateral Vessel are valid and in force;

(t)	if the Bank so requires, a satisfactory to the Bank physical condition survey report on the Collateral Vessel together with a comprehensive record inspection from a surveyor appointed by the Bank, at the Corporate Guarantor’s expense;

(u)	two (2) valuations of the Collateral Vessel, at the Corporate Guarantor’s expense, as at a date determined by the Bank but in any event before the date hereof, prepared on the basis specified in Clause 8.2 of the Principal Agreement by major shipbrokers appointed and/or approved by the Bank in form and substance satisfactory to the Bank in its sole discretion; and

(v)	a copy of the Bareboat Charterparty (as defined in the Prosperity Loan Agreement) certified as true and complete by the legal counsel of the Corporate Guarantor;
5.	Variations to the Principal Agreement

In consideration of the agreement of the Bank contained in Clause 3.1, the Borrower and the Corporate Guarantor hereby jointly and severally agree with the Bank that (subject to the satisfaction of the conditions precedent contained in Clause 4), the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:

5.1	With effect from the Effective Date the following definitions shall be inserted in Clause 1.2 of the Principal Agreement in alphabetical order to read as follows:

“Additional Security Documents” means the Collateral Corporate Guarantee, the Collateral General Assignment, the Collateral Account Pledge Agreement, the Collateral Manager’s Undertaking, the Collateral Mortgage and the Shares Pledge Agreement;

“Collateral Account Pledge Agreement” means an agreement to be entered into between the Collateral Corporate Guarantor and the Bank for the creation of a second priority pledge over the Collateral Earnings Account in favour of the Bank, in form and substance as the Bank may approve or require as the same may from time to time be amended and/or supplemented;

“Collateral Corporate Guarantee” means a guarantee and/or indemnity given or, as the context may require, to be given by the Collateral Corporate Guarantor in form and substance satisfactory to the Bank as security for the Outstanding Indebtedness and any and all other obligations of the Borrower under the Loan Agreement;

“Collateral Corporate Guarantor” means NEWLEAD PROSPERITY INC., a company organised and existing under the laws of the Republic of The Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Collateral Earnings Account” means the interest bearing account opened or, as the context may require to be opened with the Bank at the Lending Branch in the name of the Collateral Corporate Guarantor or such other account with any other branch or any other bank, as may be required by and at the discretion of the Bank, to which (inter alia) all Earnings of the Collateral Vessel are to be paid in accordance with the provisions of the Prosperity Loan Agreement and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Earnings Account in relation to such Vessel for the purposes of the Prosperity Loan Agreement;

“Collateral General Assignment” means in relation to the Collateral Vessel, the second priority deed of Assignment of the Earnings, Insurances and Requisition Compensation (as such terms are therein defined) to be executed by the Collateral Corporate Guarantor in favour of the Bank, in form and substance as the Bank shall require as the same may from time to time be supplemented and/or amended;

“Collateral Manager’s Undertaking” means a letter of undertaking and subordination executed by the Manager whereby the Manager shall (inter alia) subordinate any and all claims it may have against the Collateral Corporate Guarantor and/or the Collateral Vessel to the claims of the Bank hereunder and the Security Documents,

“Collateral Mortgage” means the second preferred Liberian Islands ship mortgage on the Collateral Vessel executed or (as the context may require) to be executed by the Collateral Corporate Guarantor in favour of the Bank in form satisfactory to the Bank;

“Collateral Vessel” means the bulk carrier “NEWLEAD PROSPERITY”, built by Tianjin Xingang Shipbuilding Heavy Industries Co., Ltd. in China in 2003 and which upon delivery to the Collateral Corporate Guarantor shall be lawfully registered under the laws and flag of the Republic of Liberia in the ownership of the Corporate Guarantor r and propelled by one oil internal combustion engine of 7,650 KW together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel;

“Newlead Guarantee Supplement and Amendment No. 2” means the Supplement and Amendment No. 2 to the Newlead Corporate Guarantee, to be executed by the Newlead Corporate Guarantor, in form acceptable to the Bank.

“Pledgor” means Newlead Bulker Holdings Inc., a company incorporated in the Republic of The Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH 96960, who shall execute, the Shares Pledge Agreement;

“Prosperity Loan Agreement” means the Loan Agreement entered or to be entered into (A) the Collateral Corporate Guarantor, as borrower and (B) the Bank, as lender in relation to a loan facility of up to $12,000,000;”

“Shares Pledge Agreement” in relation to the Borrower means the pledge agreement to be executed by the Pledgor in favour of the Bank, whereby the Pledgor shall pledge all the authorised and issued share capital of the Borrower, in form satisfactory to the Bank;

“Spartounta Mortgage Amendment No. 1” means the Amendment No. 1 to the first preferred Liberian Naval mortgage registered over the “NEWLEAD SPARTOUNTA” owned by the Borrower in favour of the Bank, whereby the said first mortgage shall be amended, executed or (as the context may require) to be executed by the Borrower in favour of the Bank in form satisfactory to the Bank;

5.2	With effect as from the date hereof, the following definitions set out in Clause 1.2 of the Principal Agreement shall be deleted and shall be replaced as follows:

“Corporate Guarantor(s)” means the Newlead Corporate Guarantor, the Collateral Corporate Guarantor and any other person nominated by the Borrower and acceptable to the Bank which may give a Corporate Guarantee;

“Corporate Guarantee(s)” means the Collateral Corporate Guarantee, the Newlead Corporate Guarantee and or any guarantee given or, as the context may require, to be given by a Corporate Guarantor in form and substance satisfactory to the Bank as a security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement;”

“Margin” means as from the 4th April 2011 and until the end of the Security Period four per cent (4.0%) per annum; and

“Mortgages” means the (a) first preferred Liberian mortgage of the Borrower’s Vessel executed by the Borrower in favour of the Bank as amended and/or supplemented by the Spartounta Mortgage Amendment No. 1 and (b) the Collateral Mortgage and “Mortgage” means either of them;”

“Newlead Corporate Guarantee” means the irrevocable and unconditional guarantee dated 16th July 2010 as amended by a Guarantee Supplement and Amendment dated 15th October 2010 executed by the Newlead Corporate Guarantor as security for (inter alia) the Outstanding Indebtedness and any and all other obligations of the Borrower under the Loan Agreement and the Security Documents as amended and/ or supplemented by the Guarantee Supplement and Amendment;

“Security Documents” means this Agreement, the Mortgages, the Additional Security Documents, the General Assignment, the Guarantees, the Manager’s Undertakings, the Shares Pledge Agreement, the documents listed in Clause 11.1 and any and every other document as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to secure the whole or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrower to the Bank pursuant to this Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Vessels” means together:
(i)	the bulk carrier “NEWLEAD SPARTOUNTA”, built Italy by Fincantieri Margnera in 1989, presently lawfully registered under the laws and flag of the Republic of Liberia in the ownership of the Borrower, and propelled by one oil internal combustion engine of 17,800 HP together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel (the “Borrower’s Vessel”); and

(ii)	the bulk carrier “NEWLEAD PROSPERITY”, built by Tianjin Xingang Shipbuilding Heavy Industries Co., Ltd. in China in 2003 and which upon delivery to the Collateral Corporate Guarantor shall be lawfully registered under the laws and flag of the Republic of Liberia in the ownership of the Corporate Guarantor r and propelled by one oil internal combustion engine of 7,650 KW together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel (the “Collateral Vessel”);
and “Vessel” means either of them;
5.3.	With effect as from the Effective Date, Clause 4.3 (Compulsory Prepayment in case of Total Loss or sale of the Vessel) of the Principal Agreement shall be deleted in its entirety and shall be substituted by the following:
“4.3 (A) Compulsory Prepayment in case of Total Loss or sale of the Borrower’s Vessel
(a) Total Loss

On the Borrower’s Vessel becoming a Total Loss or suffering damage or being involved in an incident which in the reasonable opinion of the Bank may result in such Vessel being subsequently determined to be a Total Loss:
(i)	prior to the advancing of the Commitment, the obligation of the Bank to advance the Commitment shall immediately cease and the Commitment shall be reduced to zero; or

(ii)	in case the Commitment has been already advanced, the Borrower shall prepay the Outstanding Indebtedness the latest on the date falling one hundred eighty (180) days after that on which the Total Loss occurred or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are or Requisition Compensation is received by the Borrower (or the Bank pursuant to the Security Documents) and any surplus of such insurance proceeds shall be applied by the Bank in accordance with the provisions of clause 4.3 of the Loan Agreement in or towards prepayment of the Outstanding Indebtedness.
For the purpose of this Agreement:
(aa)	an actual total loss of a Vessel shall be deemed to have occurred at the actual date and time such Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date on which such Vessel was last reported;

(bb)	a constructive total loss shall be deemed to have occurred at the earlier of (a) date and time notice of abandonment of a Vessel has been given to the insurers of such Vessel and (b) date and time claim for insurance indemnity has been submitted to the insurers of such Vessel and in any case no later than sixty (60) days from the date of occurrence of the total loss and regardless of whether notice of abandonment of such Vessel has been given to the insurers of such Vessel or claim for insurance indemnity has been submitted to the insurers of such Vessel;

(cc)	a compromised or arranged total loss shall be deemed to have occurred on the date on which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of a Vessel and the Owner and in any case no later than sixty (60) days from the date of occurrence of the total loss and regardless of whether claim for insurance indemnity has been submitted to the insurers of such Vessel or a binding agreement as to such total loss has been entered into by the insurers of such Vessel and the Owner;

(dd)	requisition for title or other compulsory acquisition of a Vessel shall be deemed to have occurred on the date upon which the relevant requisition for title or other compulsory acquisition occurs; and

(ee)	hijacking, theft, condemnation, capture, seizure, detention, arrest, or confiscation of such Vessel by any government or by any person acting or purporting to act on behalf of any government, which deprives the Borrower of the use of such Vessel for more than thirty (30) days shall be deemed to occur upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, detention, arrest or confiscation occurred.
(b)	Sale or other disposal of the Borrower’s Vessel

In case of sale or other disposal of the Borrower’s Vessel, immediately upon completion of such sale or other disposal, the Borrower shall prepay the Outstanding Indebtedness and any surplus of such proceeds shall be applied by the Bank in accordance with the provisions of clause 4.3 of the Prosperity Loan Agreement towards prepayment of the Outstanding Indebtness (as defined in the Prosperity Loan Agreement.
(B)	Compulsory Prepayment in case of sale or other disposal of the Collateral Vessel
(a)	Total Loss

In case of Total Loss or sale or other disposal of the Collateral Vessel, the insurance or, as the case may be, sale or other disposal proceeds of such Vessel shall be applied by the Bank in accordance with the provisions of clause 4.3 of the Prosperity Loan Agreement in or towards prepayment of the Outstanding Indebtedness (as defined in the Prosperity Loan Agreement) and any surplus of such proceeds shall be applied by the Bank in accordance with the provisions of clause 4.3 in or towards prepayment of the Outstanding Indebtedness.

(b)	Sale of other disposal of the Collateral Vessel

In case the Borrower is requesting the Bank to discharge the Collateral Mortgage, the Bank will consider such request subject to (a) prepayment to the Bank of an amount to be agreed between the Bank and the Collateral Corporate Guarantor, which amount will be applied by the Bank in or towards prepayment of the Outstanding Indebtedness and (b) provision to the Bank, to the satisfaction of the Bank, such further security for the Outstanding Indebtedness as shall be acceptable to the Bank at its discretion.
5.4	With effect from the Effective Date the following shall be added at the end of para (a) of Clause 8.2 of the Principal Agreement:

“Provided however that subject to no Default then existing this covenant shall not be applicable to the Borrower throughout the period terminating on the 31st December 2012”

5.5	With effect from the Effective Date sub para (i) of para (a) (Financial Covenants of the Newlead Corporate Guarantor) of Clause 8.6 (Additional Financial Covenants — Compliance Certificate) shall be deleted and replaced by the following:

“at least 10% of the total issued share capital of the Newlead Corporate Guarantor is directly or indirectly held Messrs. Michael Zolotas and Nikolaos Fistes throughout the Security Period.”;

5.6	With effect from the date of execution of the Principal Agreement the following Schedule shall be appended as Schedule 3 of the Principal Agreement (which shall be made an integral part thereof) and which shall read as follows:
“SCHEDULE 3
INSURANCE REQUIREMENTS
This Schedule is an integral part of the Agreement to which it is attached.
1.	DEFINITIONS

1.1	Words and expressions used in this Schedule shall have the meanings given thereto in the agreement to which this Schedule is attached and the following expressions shall have the meanings listed below:

“Approved Brokers” means such firm of insurance brokers, appointed by the Owner, as may from time to time be approved by the Bank in writing for the purposes of this Schedule;

“Excess Risks” means the proportion of claims for general average salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Vessel in consequence of her insured value being less than the value at which the Vessel is assessed for the purpose of such claims;

“Insurance Requirements” means all the terms and conditions in this Schedule or any other provision concerning Insurances in any other Clause of the agreement to which this Schedule is attached and all such terms and conditions are an integral part of the agreement to which they are attached;

“Insurances” in respect of a Vessel means all policies and contracts of insurance (including, without limitation, all entries of such Vessel in a protection and indemnity, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of the Owner owning such Vessel (whether in the sole name of its Owner or in the joint names of its Owner and the Bank) in respect of such Vessel and its earnings or otherwise howsoever in connection with such Vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);

“Loss Payable Clauses” means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant insurance document, such Loss Payable Clauses to be in the forms set out in paragraph 4 of this Schedule, or such other form as the Bank may from time to time agree in writing;

“Owner” means the owner of a Vessel which should be insured and be maintained insured pursuant to these Insurance Requirements in accordance with any agreement to which these Insurance Requirements are attached;

“Protection and Indemnity Risks” means the usual risks covered by an English protection and indemnity association including the proportion (if any) not recoverable in the case of collision under the ordinary collision clause; and

“Protection and Indemnity Risks” means the usual risks (including oil pollution and freight, demurrage and defence cover) covered by a protection and indemnity association which is a member of the International Group of P&I Clubs (including, without limitation, the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of Clause 1 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or (with respect to insurances commencing on or after (1/11/95)) the Institute Time Clauses (1/11/95) which may be insured by entry with such association or any equivalent provision); and

“War Risks” includes excess risks, the risk of war and terrorism excluded from protection and indemnity with a separate limit, mines, blocking and trapping, missing vessel, confiscation and all risks excluded by Clause 24 of the Institute Time Clauses (Hulls) (1/11/95).

2.	INSURANCES TO BE EFFECTED AND MAINTAINED

2.1	The insurance which must be effected and maintained in accordance with the provisions of the agreement to which these Insurance Requirements are attached should be in the name of the Owner and as follows:
(a)	Hull and Machinery

insurance against fire and usual marine risks on an agreed value basis, on a full cover/all risks basis according to English or American Hull Clauses with a reasonable deductible and upon such terms as shall from time to time be approved in writing by the Bank; and

(b)	War Risks Insurance

insurance against War risks according to the London Institute War Clauses, on an agreed value basis attaching also the so called war protection clauses. In this case crew war liabilities insurance shall also have to be effected separately; and

(c)	Increased Value

increased Value insurance (Total Loss only, including Excess Liabilities) as per the applicable English or American Institute Clauses (Disbursement/Increased Value/ Excess Liabilities) up to an amount not exceeding the Insurance Amount specified in Clause 3.3 below; and

(d)	Protection and Indemnity

insurance against protection and indemnity risks for the full value and tonnage of the Vessel insured (as approved in writing by the Bank) according to the relevant rules and deductibles provided thereof for all risks including Pollution (and if the Vessel is passenger ship including liability towards third parties which is not covered by the War Risk Insurance) insured by P+I Clubs, members of the International Group of Protection and Indemnity Associations. If any risks are excluded or the deductibles as provided by the rules have been altered, the written consent of the Bank shall have to be previously required. In case that crew liabilities (including without limitation loss of life, injury or illness) have been entirely excluded from the association cover or insured on a deductible excess basis, (always subject to the prior written consent of the Bank) such liabilities shall have to be further insured separately with other underwriters acceptable to the Bank and upon such terms as shall from time to time be approved in writing by the Bank; and

(e)	FD & D Insurance

Freight, Demurrage and Defense insurance as per the terms and conditions of a mutual club or association acceptable to the Bank; and

(f)	Pollution Liability Insurance

an extra insurance in respect of excess Oil Pollution Liability (including -if the Vessel insured is a tanker- the Civil Liability Convention certificate) including full cover of pollution risks for the amount up to the maximum commercially available limit and upon such terms as shall be commercially available and accepted by the Bank; and

(g)	USA Pollution Risk Insurance

(in case that the Vessel is scheduled to operate within or nearby USA jurisdiction) to cover and keep such Vessel covered with an extra insurance in respect of oil pollution liability for an amount and upon such terms as required by international and national law regulations and shall from time to time be required by the Bank; and

Mortgagee’s Interest Insurance — Mortgagee’s Additional Perils (Pollution) Interest Insurance

(i) a Mortgagee’s Interest Insurance (herein “MII”), which the Mortgagee may from time to time effect in respect of the Vessel upon such terms as it shall deem desirable and in an amount of not less than 110% of the Loan (ii) if the Bank so requires, a Mortgagee’s Interest Additional Perils (Pollution) insurance (herein “MAPI”), which the Bank may from time to time effect in respect of the Vessel upon such terms as it shall deem desirable and in an amount of not less than 110% of the Loan, including mortgagee’s asset protection (pollution) cover or other similar insurance in respect of any pollution claims against the Vessel upon such terms as shall from time to time be determined by the Bank, provided, however, that the Bank shall in its absolute discretion appoint and instruct in respect of any such MII and such MAPI the insurance brokers in respect of each such Insurance. and (iii) any other insurance cover which the Bank, after notice to the Owner of the Vessel, may from time to time effect in respect of the Vessel and/or in respect of its interest or potential third party liability as mortgagee of the Vessel as it shall deem desirable and reasonable having regard to any limitations in respect of amount or extent of cover which may from time to time be applicable to any of the Insurances; and

(h)	Other Insurance

insurance in respect of such other matters of whatsoever nature and howsoever arising in respect of which the Bank would at any time require at their discretion the Vessel to be insured.
3.	TERMS AND OBLIGATIONS FOR EFFECTING AND MAINTAINING INSURANCES

3.1	The Insurances to be effected in such currency as the Bank may approve and through the Approved Brokers (other than the mortgagee’s interest insurance which shall be effected through brokers nominated by the Bank) and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Bank, provided, however, that the insurances against war risks, protection and indemnity, FD & D cover or other mutual insurance risks may be effected by the entry of the Vessel with such war, protection and indemnity or other mutual insurance associations as shall from time to time be approved in writing by the Bank.

3.2	The Insurances to be effected and maintained free of cost and expense to the Bank and in the sole name of the Owner or, if so required by the Bank, in the joint names of the Owner and the

Bank (but without liability on the part of the Bank for premiums or calls). All insurances to be in form and substance and under terms satisfactory to the Bank and with insurers acceptable to the Bank.

3.3	Unless otherwise agreed in writing by the Bank:
(a)	The amount in respect of which the Insurances should be effected shall be an amount (Insurance Amount) which will be (aa) in respect of Hull and Machinery Insurance the greater of the Market Value of the Vessel insured for the time being and 125% of an amount (the “Amount of Debt”) equal to (i) the Loan if the agreement to which these Insurance Requirements are attached is a Loan Agreement or (ii) the Maximum Limit of the Facility if the agreement to which these Insurance Requirements are attached is an Overdraft Facility or a Facility for Issue of Guarantees or Letters of Credit; and (bb) in respect of Protection and Indemnity, FD&D, and Mortgagee’s Interest Insurance.

(b)	In case that the Amount of Debt is secured by more than one Vessels the above percentages should be covered by the aggregate of the Insurances in respect of all such Vessels.

(c)	In case that the Vessel insured secures by its Insurances Amounts of Debt under more than one agreements then the above percentages apply to the aggregate of all the Amounts of Debt under all the agreements.
3.4	Any person which is obliged under the agreement to which these Insurance Requirements are attached to effect and maintain the Insurances, it will be obliged and it hereby undertakes, jointly and severally with any other person having the same obligation to (and will ensure that the Owner, if it is a different person shall):
(a)	procure and ensure that the Approved Brokers and/or the Club Managers, as the case may be, shall send to the Bank a letter of undertaking in respect of the Insurances in form and substance satisfactory to the Bank and Notice of Cancellation as per Clause 4(d) below. The Approved Brokers’ Letter of Undertaking shall be compatible with the form recommended by Lloyd’s Insurance Brokers Committee, or any subsequent LIBC form. Such brokers to further undertake to give immediate notice of any insurance being subject to the Condition Survey Warranty (J.H.II5) and/or Structural Conditions Warranty (J.H.722) and/or the Classification Clause (Hulls) 29/6/89, 30 days prior to the attachment date of any insurance bearing any of these warranties;

(b)	(if any of the Insurances form part of a fleet cover), procure that the Approved Brokers shall undertake to the Bank that they shall neither set off against any claims in respect of the Vessel insured any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reasons of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Vessel insured if and when so requested by the Bank;

(c)	punctually pay all premiums, calls, contributions or other sums payable in respect of all Insurances and produce all relevant receipts or other evidence of payment when so required by the Bank;

(d)	at least fourteen (14) days before the Insurances expire, notify the Bank of the names of the brokers and/or the war risks and protection and indemnity risks associations proposed to be employed by the Owner for the purposes of the renewal of such Insurances and of the amounts in which such Insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Bank under the Insurance Requirements, procure that appropriate instructions for the renewal of such Insurances on the terms so specified are given to the Approved Brokers and/or to the approved war risks and protection and indemnity risks associations at least ten (10) days before the relevant Insurances expire, and that the Approved Brokers and/or the approved war risks and protection and indemnity risks associations will at least seven (7) days before such expiry (or within such shorter period as the Bank may from time to time agree) confirm in writing to the Bank as and when such renewals have been effected in accordance with the instructions so given;

(e)	arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;

(f)	deposit with the Approved Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued and procure that the interest of the Bank shall be endorsed thereon by incorporation of the relevant Loss Payable Clause and by means of a notice of assignment (signed by the Owner) in the form set out in Paragraph 4 of this Schedule or in such other form as may from time to time be agreed in writing by the Bank, and that the Bank shall be furnished with pro forma copies thereof and a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Bank;

(g)	procure that any protection and indemnity and/or war risks associations and/or Hull and Machinery and/or any other insurance company or underwriters in which the Vessel insured is for the time being entered and/or insured shall endorse the relevant Loss Payable Clause on the relevant certificate of entry or policy and shall furnish the Bank with a copy of such certificate of entry or policy and a letter or letters of undertaking in such form as shall from time to time be required by the Bank;

(h)	(if so requested by the Bank, but at the cost of the Owner) furnish the Bank from time to time with a detailed report signed by an independent firm of marine insurance brokers appointed by the Bank dealing with the Insurances maintained on the Vessel insured and stating the opinion of such firm as to the adequacy thereof;

(i)	do all things necessary and provide all documents, evidence and information to enable the Bank to collect or recover any moneys which shall at any time become due in respect of the Insurances;

(j)	ensure that the Vessel insured shall not be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;

(k)	apply all sums receivable under the Insurances which are paid to the Owner in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received;

(l)	(in case that the Vessel is scheduled to operate or operates within or nearby USA jurisdiction) make all the Protection & Indemnity Club US Voyage Quarterly Declarations for each quarter in time and send copies of same to the Bank; and

(m)	Fleet Cover is permitted only subject to the prior written approval of the Bank, to the conditions set out in 3.4(b) above and the Bank’ prior express written approval of fleet aggregate deductibles.
4.	LOSS PAYABLE CLAUSES AND CANCELLATION CLAUSE

4.1	The Loss Payable Clauses to be attached to the relevant Insurances should be substantially in the following form:

(A) Hull and Machinery (Marine and War Risks)
It is noted that by a Deed of General Assignment and a first priority statutory ... ship Mortgage and a Deed of covenant supplemental thereto, both dated .... ...., granted by ..., of.... (the “Owner”) in favour of FBB-First Business Bank S.A., acting for the time being through its office at 62, Notara & Sotiros Dios Streets, 185 35 Piraeus, Greece (the “Mortgagees”) all the Owner’s rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner in respect of its Liberian flag m/v “[●]” (the “Vessel”) and accordingly:
(a)	all claims hereunder in respect of an actual or constructive or compromised or arranged total loss, and all claims in respect of a major casualty (that is to say any casualty to the Vessel in respect whereof the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds Five hundred thousand Dollars ($500,000) or the equivalent thereof in any other currency) shall be paid in full to FBB-First Business Bank S.A., acting for the time being through its office at 62, Notara & Sotiros Dios Streets, 185 35 Piraeus, Greece (the “Mortgagee”), or to its order; and

(a)	all other claims hereunder shall be paid in full to the Owner or to its order, unless and until the Mortgagee shall have notified the insurers hereunder to the contrary, whereupon all such claims shall be paid to the Mortgagee, or to its order.

(B)	Protection and Indemnity Risks
Payment of any recovery which [●], of [●] (the “Owner”) is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by the Owner, shall be made to the Owner or to its order, unless and until the Association receives notice to the contrary from FBB-First Business Bank S.A., acting for the time being through its office at 62, Notara & Sotiros Dios Streets, 185 35 Piraeus, Greece (the “Mortgagee”), in which event all recoveries shall thereafter be paid to the Mortgagee, or to its order; provided that no liability whatsoever shall attach to the Association, its managers or its agents for failure to comply with the latter obligation until the expiry of two clear business days from the receipt of such notice.

4.2	Notice of Cancellation

The Owner to procure that Notice of Cancellation of Insurances be given to the Mortgagee along the following terms:

Notice of Cancellation of Insurances will be given to FBB-First Business Bank S.A., acting for the time being through its office at 62, Notara & Sotiros Dios Streets, 185 35 Piraeus, Greece, (the “Mortgagee”) in any of the following cases:
(a)	immediately if any material changes are proposed to be made in the terms of the Insurances or if the insurers cease to be insurers for any purposes connected with the Insurances;

(b)	not later than fourteen (14) days prior to the expiry of any of the Insurances if instructions have not been received for the renewal thereof and, in the event of instructions being received to renew, of the details thereof;

(c)	immediately if any instructions or notices are received by insurers with regard to the cancellation or invalidity of any of the Insurances aforesaid; and

(d)	immediately if the insurers give notice of their intention to cancel the Insurances, provided that the insurers will not exercise any rights of cancellation by reason of unpaid premiums without giving the Mortgagee fourteen (14) days, from the receipt of such notice in which to remit the sums due.
4.3	Notice of Assignment

The Notice of Assignment shall be in the following form:

Form of Notice of Assignment — First Mortgage
(for attachment by way of endorsement to the Policy)
[●], of [●] (the “Owner”) the owner of the m/v “[●]” registered under [●] flag, (the “Vessel”) HEREBY GIVE NOTICE that by a Deed of General Assignment made the [●] day of [●], and entered into by us with FBB-First Business Bank S.A. (the “Mortgagee”) there has been assigned by us to the Mortgagee, as first Mortgagee and first Assignee of the Vessel all rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner, including, but not limited to, the insurances constituted by the Policy whereon this notice is endorsed and the Owner has authorised the Mortgagee to have access and/or obtain any copies of the Policy(ies), certificate(s) of entry and/or other information from the insurers.
Dated [●], 2011
For and on behalf of
The Owner
By: ____________________
Attorney-in-fact”
5.7	With effect from the date hereof Clause 16.4 of the Principal Agreement shall be read as follows:
“16.4 Mr. Panagiotis-Peter Kallifidas, an attorney at law, presently of 83 Akti Miaouli and Flessa Street, 185 38 Piraeus, Greece, is hereby appointed by each of the Security Parties as agent to accept service (hereinafter “Process Agent in Greek proceedings”) upon whom any judicial process in respect of proceedings in Greece may be served and any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim, notice, request, demand or other communication under this Agreement or any of the Security Documents. In the event that the Process Agent in Greek proceedings (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Bank), which will be conclusively proved by a deed of a process server to the effect that the Process Agent in Greek proceedings was not found at such address, any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim or other communication to be sent to any Security Party may be validly notified in accordance with the relevant provisions of the Hellenic Code on Civil Procedure.”
5.8	With effect as from the Effective Date all references in the Principal Agreement and the Security Documents to:
(a)	“Corporate Guarantor” and to “Owner” shall be deemed to include the Collateral Corporate Guarantor;

(b)	“this Agreement”, “hereunder” and the like and in the Security Documents to the “Agreement” shall be construed as references to the Principal Agreement as amended and/or supplemented by this Agreement; and

(c)	“General Assignment”, “Insurances”, “Earnings”, “Mortgage” and “Vessel” shall be constued as references to the Vessels as herein defined;

(d)	“Grandunion” and “Grandunion Corporate Guarantee” as well as the definition thereof shall be deleted; and

(e)	“this Agreement”, “hereunder” and the like and in the Security Documents to the “Loan Agreement” as references to the Principal Agreement as amended and/or supplemented by this Agreement.
5.9	With effect from the Effective Date all obligations imposed upon the Borrower in relation to the Borrower’s Vessel under the Principal Agreement shall be deemed to be imposed upon the Collateral Corporate Guarantor as owner of the Collateral Vessel.

5.10	The definition “Security Documents” with effect as from the date hereof shall be construed as references to the Security Documents as amended and/or supplemented by this Agreement and shall be deemed to include the Additional Security Documents and any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Borrower under the Principal Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrower and the other Security Parties (as herein defined) of all obligations, covenants and agreements pursuant to the Principal Agreement, this Agreement and/or the Security Documents.

6.	Entire agreement and amendment

6.1	The Principal Agreement, the Security Documents, and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

6.2	This Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.

7.	Continuance of Principal Agreement and the Security Documents

Save for the alterations to the Principal Agreement made or deemed to be made pursuant to this Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Agreement the Principal Agreement shall remain in full force and effect and the security constituted by the Security Documents executed by the Borrower and the other Security Parties shall continue and remain valid and enforceable.

8.	Continuance and reconfirmation of the Newlead Corporate Guarantee

The Newlead Corporate Guarantor hereby confirms that, notwithstanding the variation to the Principal Agreement contained herein, the provisions of the Newlead Corporate Guarantee executed by the Newlead Corporate Guarantor shall remain in full force and effect as guarantee of the obligations of the Borrower under the Principal Agreement as amended hereby and in respect of all sums due to the Bank under the Principal Agreement (as so amended) and the Security Documents.

9.	Fees and expenses

9.1	The Borrower and the Corporate Guarantors jointly and severally covenant and agree to pay and discharge all upon demand on a full indemnity basis and from time to time all costs, charges and expenses (including legal fees) incurred by the Bank in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

9.2	The Borrower and the Corporate Guarantors jointly and severally covenant and agree to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Agreement and/or any document executed pursuant hereto.

10.	Miscellaneous

10.1	The provisions of Clause 13 (Assignment, Participation and Lending Branch) and Clause 15.1 (Notices) of the Principal Agreement shall apply to this Agreement as if the same were set out herein in full.

11.	Applicable law and jurisdiction

11.1	This Agreement shall be governed by and construed in accordance with English law and Clause 16 (Applicable Law and Jurisdiction) of the Principal Agreement shall extend and apply to this Agreement as if the same were (mutatis mutandis) herein expressly set forth.

11.2	Mr. Panagiotis-Peter Kallifidas, an attorney at law, presently of 83 Akti Miaouli and Flessa Street, 185 38 Piraeus, Greece, is hereby appointed by each of the Security Parties as agent to accept service (hereinafter “Process Agent in Greek proceedings”) upon whom any judicial process in respect of proceedings in Greece may be served and any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim, notice, request, demand or other communication under this Agreement or any of the Security Documents. In the event that the Process Agent in Greek proceedings (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the

Bank), which will be conclusively proved by a deed of a process server to the effect that the Process Agent in Greek proceedings was not found at such address, any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim or other communication to be sent to any Security Party may be validly notified in accordance with the relevant provisions of the Hellenic Code on Civil Procedure.

11.3	In this Clause 11 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the date first above written.

EXECUTION PAGE

THE BORROWER

SIGNED by	)
Mr. Panagiotis-Peter Kallifidas	)
for and on behalf of	)
Grand Spartounta Inc.,	)	/s/ Panagiotis-Peter Kallifidas

of The Marshall Islands, in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Efstratios Kalantzis

Name: Efstratios Kalantzis
Address:	13 Defteras Merarchias Str.
Piraeus, Greece
Occupation: Attorney-at-law

THE CORPORATE GUARANTORS

SIGNED by	)
Mr. Panagiotis-Peter Kallifidas	)
for and on behalf of	)
NewLead Holdings Ltd.,	)	/s/ Panagiotis-Peter Kallifidas

of Bermuda, in the presence of:	)	Attorney-in-fact

Witness:	/s/ Efstratios Kalantzis

Name: Efstratios Kalantzis
Address:	13 Defteras Merarchias Str.
Piraeus, Greece
Occupation: Attorney-at-law

SIGNED by	)
Mr. Panagiotis-Peter Kallifidas	)
for and on behalf of	)
NEWLEAD PROSPERITY INC.,	)	/s/ Panagiotis-Peter Kallifidas

of Marshall Islands, in the presence of:	)	Attorney-in-fact

Witness:	/s/ Efstratios Kalantzis

Name: Efstratios Kalantzis
Address:	13 Defteras Merarchias Str.
Piraeus, Greece
Occupation: Attorney-at-law

THE MANAGER

SIGNED by	)
Mr. Panagiotis-Peter Kallifidas	)
for and on behalf of	)
Newleads Bulkers S.A.,	)	/s/ Panagiotis-Peter Kallifidas

of Liberia, in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Efstratios Kalantzis

Name: Efstratios Kalantzis
Address:	13 Defteras Merarchias Str.
Piraeus, Greece
Occupation: Attorney-at-law

THE PLEDGOR

SIGNED by	)
Mr. Panagiotis-Peter Kallifidas	)
for and on behalf of	)
Newlead Bulker Holdings Inc.,	)	/s Panagiotis-Peter Kallifidas

of the Marshall Islands, in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Efstratios Kalantzis

Name: Efstratios Kalantzis
Address:	13 Defteras Merarchias Str.
Piraeus, Greece
Occupation: Attorney-at-law

THE BANK

SIGNED by	)
Mr. Nikolaos Vougioukas	)
for and on behalf of	)
FBB-FIRST BUSINESS BANK S.A.	)
in the presence of:	)	/s/ Nikolaos Vougioukas

Attorney-in-Fact

Witness:	/s/ Efstratios Kalantzis

Name: Efstratios Kalantzis
Address:	13 Defteras Merarchias Str.
Piraeus, Greece
Occupation: Attorney-at-law